Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 11, 2014 relating to the consolidated financial statements of Kratos Defense & Security Solutions, Inc. and the effectiveness of Kratos Defense & Security Solutions, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kratos Defense & Security Solutions, Inc. for the year ended December 29, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, CA

August 20, 2014